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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Smurfit-Stone Container Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SMURFIT-STONE CONTAINER CORPORATION
150 N. Michigan Avenue
Chicago, Illinois 60601-7568

April 4, 2003

Dear Stockholder:

              You are cordially invited to attend our Company's 2003 Annual Meeting of Stockholders, which will be held on Thursday, May 8, 2003, at 1:00 p.m. Central Time at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Chicago, Illinois. The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

              Your vote is important and your shares should be represented at the meeting whether or not you are personally able to attend. Accordingly, you are requested to mark, sign, date and return the accompanying proxy promptly. Alternatively, you may vote either by telephone or via the Internet. Instructions for using these convenient services are set forth on the proxy card.

              On behalf of the Board of Directors, thank you for your continued support of Smurfit-Stone Container Corporation.

Sincerely,

MICHAEL W. J. SMURFIT Chairman of the Board

SMURFIT-STONE CONTAINER CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 8, 2003

              NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Smurfit-Stone Container Corporation, a Delaware corporation (the "Company"), will be held on Thursday, May 8, 2003, at 1:00 p.m. Central Time at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Chicago, Illinois, to act upon the following matters, which are described more fully in the accompanying Proxy Statement:

      1.
      The election of eight (8) directors for terms of office expiring at the annual meeting of stockholders in 2004;

      2.
      The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2003; and

      3.
      Such other business as may properly come before the meeting and/or any adjournment or postponement thereof.

              All holders of common stock of record at the close of business on March 11, 2003 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

              The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominees listed in the attached Proxy Statement to be members of the Board of Directors of the Company; FOR the ratification of the appointment of independent auditors of the Company for 2003; and, on any other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

              Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying the Secretary of the Company in writing at 150 N. Michigan Avenue, Chicago, Illinois 60601-7568, prior to the Annual Meeting, and if you attend the Annual Meeting you may revoke your proxy if previously submitted and vote in person by notifying the Secretary of the Company at the Annual Meeting.

By Order of the Board of Directors

CRAIG A. HUNT Secretary

Chicago, Illinois
April 4, 2003

SMURFIT-STONE CONTAINER CORPORATION

PROXY STATEMENT

FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

General Information

              This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Smurfit-Stone Container Corporation, a Delaware corporation (the "Company"), 150 North Michigan Avenue, Chicago, Illinois 60601-7568, for use at the 2003 Annual Meeting of Stockholders to be held on Thursday, May 8, 2003, at 1:00 p.m. Central Time at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Chicago, Illinois. The Board of Directors of the Company urges that your proxy be executed and returned promptly in the enclosed envelope. Alternatively, stockholders may also deliver proxies via the Internet or by calling a toll-free telephone number (1-800-435-6710). Each of these voting procedures is designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Instructions for voting by telephone and via the Internet are set forth on the enclosed proxy card.

              Any stockholder submitting a proxy may revoke such proxy (including a proxy by telephone or the Internet) at any time prior to its exercise by notifying the Secretary of the Company, in writing, prior to the Annual Meeting. Any stockholder attending the Annual Meeting may revoke his proxy (including a proxy by telephone or the Internet) and vote personally by notifying the Secretary of the Company at the Annual Meeting. Only stockholders of record at the close of business on March 11, 2003 will be entitled to notice of, and to vote at, the Annual Meeting and/or any adjournment or postponement thereof. At the close of business on March 11, 2003, the Company had 244,313,939 outstanding shares of common stock, $.01 par value per share (the "Common Stock") and 4,599,300 outstanding shares of 7% Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock (the "Preferred Stock"). Each share of Common Stock entitles the holder thereof to one vote. The holders of the Preferred Stock are not entitled to vote on the matters to be voted on at the Annual Meeting.

              If the accompanying proxy card is signed and returned, the shares represented thereby will be voted in accordance with the directions on the proxy card. Unless a stockholder specifies otherwise therein, the proxy will be voted in accordance with the recommendations of the Board of Directors on all proposals. The presence in person or by proxy of a majority of the voting power represented by outstanding shares of Common Stock (122,156,970 shares) will constitute a quorum for the transaction of business at the Annual Meeting.

              Directors will be elected by a plurality of the voting power represented and entitled to vote at the meeting. The ratification of the appointment of independent auditors will be determined by the affirmative vote of the majority of the voting power represented and entitled to vote at the meeting. In the election of directors, abstentions and broker non-votes will not affect the outcome except in determining the presence of a quorum and in the sense that such persons will not be counted toward the number of votes required for any nominee's election. An instruction to "abstain" from voting on the proposal to ratify the appointment of independent auditors will have the same effect as a vote against the proposal. Broker non-votes will not be considered as present and entitled to vote on the proposal to ratify the appointment of independent auditors; therefore, broker non-votes will have no effect on the number of affirmative votes required to adopt such proposal.

              This Proxy Statement and the enclosed proxy card are being mailed to the stockholders of the Company on or about April 4, 2003.

PROPOSAL 1—ELECTION OF DIRECTORS

              The Board of Directors of the Company currently consists of ten (10) directors. Each of the directors is serving a term expiring at the Annual Meeting. The Board of Directors has voted to reduce the size of the Board to eight (8) members, effective at the time of the Annual Meeting. Set forth below is information concerning the eight (8) nominees for director. The Board of Directors of the Company recommends a vote FOR the eight (8) nominees. If elected, each nominee will serve until the annual election of directors in the year 2004 or until his successor is duly elected and qualified, or his earlier death, resignation or removal. If any of the nominees are unavailable for election, an event which the Board of Directors of the Company does not presently anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby FOR the election of such other nominee or nominees as may be nominated by the Board of Directors.

              In September 2002, Jefferson Smurfit Group ("JS Group") distributed to its shareholders all of its 71,638,462 shares of Common Stock (which represented approximately 29.3% of the total outstanding Common Stock), and no longer owns any shares of Common Stock. As a result of this distribution, the members of the Board of Directors currently or previously affiliated with JS Group (Michael W.J. Smurfit, Dermot F. Smurfit, Anthony P.J. Smurfit, and Howard E. Kilroy) will retire from the Board of Directors at the time of the Annual Meeting.

              In addition, the Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF") completed the sale of all of its shares of Common Stock in 2002. As a result, in February 2003, the Board of Directors adopted the Second Amended and Restated Bylaws of the Company, which, among other things, eliminated MSLEF's right under the then-effective Bylaws of the Company to designate a nominee to serve on the Board of Directors for so long as it maintained a specified level of ownership of Common Stock. Leigh J. Abramson, who served as the MSLEF designated nominee, will retire from the Board of Directors at the time of the Annual Meeting.

              In anticipation of these retirements, the Nominating and Governance Committee conducted a thorough search for qualified nominees for election to the Board of Directors, and engaged a prominent search firm to assist in that process. The Nominating and Governance Committee also relied upon the advice of independent legal counsel in assessing the appropriate composition of the Board of Directors. In conducting its search, the Nominating and Governance Committee sought to identify nominees that would, in combination with the current directors being nominated for re-election, continue to bring a strong balance of financial, sales and marketing, manufacturing, and managerial expertise and experience to the Board of Directors. First and foremost, the Nominating and Governance Committee sought new nominees that were fully independent from the Company and its management, and also considered business experience and other factors in identifying prospective nominees. The Nominating and Governance Committee intends to continue its search process following the Annual Meeting, and may nominate up to two (2) additional candidates to be added to the Board of Directors by an expansion of the size of the Board up to ten (10) members.

              Based on the recommendation of the Nominating and Governance Committee, the Board of Directors has unanimously approved each of the nominees set forth below for election to the Board of Directors, and has also determined that each of the nominees other than the Company's President and Chief Executive Officer meet all applicable standards for independence set forth in the listing requirements of the Nasdaq Stock Market, Inc. ("NASDAQ") and the Sarbanes-Oxley Act of 2002 and the regulations thereunder (the "Sarbanes-Oxley Act").

Current Directors Nominated for Re-Election

Name	Principal Occupation and Other Information
Patrick J. Moore	Mr. Moore, born September 7, 1954, was elected President and Chief Executive Officer of the Company and a Director in January 2002, and has also been elected to serve as Chairman of the Board effective following the Annual Meeting. He was Vice President and Chief Financial Officer from November 1998 until January 2002 and held the same position with Jefferson Smurfit Corporation since October 1996. Prior to that he served as Vice President and General Manager—Industrial Packaging Division of Jefferson Smurfit Corporation from December 1994 to October 1996, and Vice President and Treasurer from February 1993 to December 1994. Mr Moore is also a director of Reserve Capital Partners.
Alan E. Goldberg
Mr. Goldberg, born September 1, 1954, was first elected as a Director in 1989. He has been a Co-Managing Partner with Lindsay Goldberg Bessemer and its investment manager Goldberg, Lindsay & Co. LLC since March 2001. He served as Chairman and Chief Executive Officer of Morgan Stanley Dean Witter ("MSDW") Private Equity from February 1998 to January 2001. Prior thereto, he was co-head of MSDW Private Equity. He served as a Managing Director of Morgan Stanley & Co. Incorporated from January 1988 to January 2001.
James J. O'Connor
Mr. O'Connor, born March 15, 1937, was first elected as a Director in 1998 and serves as the Lead Independent Director. He is the former Chairman and Chief Executive Officer of Unicom Corporation and its subsidiary, Commonwealth Edison Company. He is a director of Corning Incorporated, The Tribune Company, UAL Corporation, and various other Chicago businesses and cultural and charitable organizations.
Jerry K. Pearlman
Mr. Pearlman, born March 27, 1939, was first elected as a Director in 1998. He is the retired Chairman of the Board and Chief Executive Officer of Zenith Electronics Corporation. Mr. Pearlman is a director of Ryerson-Tull, Inc., and Nanophase Technologies Corporation, and served as a director of Stone Container Corporation from 1984 to 1998.
Thomas A. Reynolds, III
Mr. Reynolds, born May 12, 1952, was first elected as a Director in 1997. He has been a Partner with Winston & Strawn, a law firm that has regularly represented the Company on numerous matters since 1984, and is a member of Winston & Strawn's executive committee. He also serves as a director of Westell Technologies, Inc.

Nominees For Election Not Currently Serving as Directors

Name	Principal Occupation and Other Information
James R. Boris	Mr. Boris, born October 25, 1944, has been the Chairman of JB Capital Management, LLC since November 1999, and prior to that was Chairman and Chief Executive Officer of EVEREN Securities, Inc. (formerly Kemper Securities, Inc.) from 1990 to October 1999. Mr. Boris is a director of Peoples Energy Corporation, Centerpost Corporation and the Chicago Board Options Exchange.
William T. Lynch, Jr.
Mr. Lynch, born December 3, 1942, has been President and Chief Executive Officer of Liam Holdings, LLC since April 1997. He retired as President and Chief Executive Officer of Leo Burnett Company in March 1997 after 31 years with the advertising agency. Mr. Lynch is a director of Krispy Kreme Doughnuts, Inc., Pella Corporation and SEI Information Technology.
William D. Smithburg
Mr. Smithburg, born July 9, 1938, retired as Chairman, President and Chief Executive Officer of The Quaker Oats Company in October 1997. He joined Quaker Oats in 1966 and became President in 1979, Chief Executive Officer in 1981 and Chairman in 1983, and also served as President from November 1990 to January 1993 and again from November 1995 until his retirement. Mr. Smithburg was elected to the Board of Directors of The Quaker Oats Company in 1978 and served on its executive committee until he retired. He is a director of Abbott Laboratories, Northern Trust Corporation, Corning Incorporated and Barry-Wehmiller Companies, Inc., and a member of the Board of Trustees of Northwestern University.

BOARD AND BOARD COMMITTEE MEETINGS,
COMMITTEE FUNCTIONS AND COMPOSITION

              Effective for 2003, each non-employee director is entitled to receive an annual fee of $40,000 as compensation for serving on the Board, plus travel expenses in connection with attendance at Board meetings and a fee of $1,500 per meeting attended. Non-employee directors are also entitled to receive an annual grant of 3,000 options to purchase Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant, and an annual grant of restricted stock valued at $35,000 on the date of the grant. The Company also maintains a matching gift program for charitable donations of up to $7,500 per year made by non-employee directors. Directors who are employees of the Company do not receive any additional compensation by reason of their membership on, or attendance at meetings of, the Board. The Board held seven meetings in 2002.

              The Board of Directors maintains three standing committees, including an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, and during 2002 also maintained an Independent Committee and formed a Special Committee as set forth below. The number of meetings held by these committees, their functions and the members of the Board serving on such committees are set forth below. Each non-employee director is entitled to receive $1,500 for each committee meeting attended. The Chairman of each of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee is entitled to receive an additional fee of $5,000 annually.

              The Audit Committee operates under a written charter adopted by the Board of Directors (attached to this Proxy Statement as Appendix I) and is responsible for appointing the independent auditors for the Company (subject to stockholder ratification), and meeting with the independent auditors, the director of internal audit and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies. Among other responsibilities, the Audit Committee also reviews financial information provided to stockholders and others, assesses the adequacy of financial, accounting, operating and disclosure controls, evaluates the scope of the audits of the independent auditors and internal auditors, and reports on the results of such audits to the Board of Directors. The current members of the Audit Committee are Mr. Pearlman (Chairman), Mr. O'Connor and Mr. Kilroy, all of whom meet the current independence requirements of the NASDAQ listing standards. The Nominating and Governance Committee has recommended Mr. Pearlman (Chairman), Mr. Boris and Mr. O'Connor to serve on the Audit Committee following the Annual Meeting, all of whom meet all applicable independence standards for Audit Committee membership under the NASDAQ listing standards and the Sarbanes-Oxley Act. The Nominating and Governance Committee, on behalf of the Board of Directors, has determined that under the Sarbanes-Oxley Act, Mr. Pearlman qualifies as a financial expert because of his prior experience as Chief Financial Officer of a public company, and as Chief Executive Officer of a public company actively supervising the principal financial officer. The Audit Committee held seven meetings during 2002.

              The Compensation Committee operates under a written charter adopted by the Board of Directors and is responsible for administering stock-based compensation programs (including the Company's 1998 Long-Term Incentive Plan ("Incentive Plan") and the Management Incentive Plan ("MIP")) for all participants in such programs, determining other compensation and benefits of the Chairman, Chief Executive Officer, Chief Financial Officer and certain other senior executives, and determining director compensation. The current members of the Compensation Committee are Mr. Goldberg (Chairman), Mr. Pearlman and Mr. Reynolds. The Nominating and Governance Committee has recommended Mr. Smithburg (Chairman), Mr. Goldberg, Mr. Lynch and Mr. Pearlman to serve on the Compensation Committee following the Annual Meeting, all of whom meet all of the applicable independence standards for Compensation Committee membership under the NASDAQ listing standards and the Sarbanes-Oxley Act. The Compensation Committee held two meetings during 2002.

              The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors and is responsible for identifying individuals qualified to become members of the Board of Directors, recommending to the Board of Directors the director nominees to be proposed for election by the stockholders, recommending to the Board of Directors corporate governance guidelines and procedures applicable to the Company, leading the Board in its annual review of the Board's performance, and recommending to the Board of Directors nominees for each committee. The Nominating and Governance Committee currently consists of Mr. O'Connor (Chairman), Mr. Reynolds, and Mr. Goldberg. The Nominating and Governance Committee has recommended Mr. O'Connor (Chairman), Mr. Lynch, Mr. Reynolds and Mr. Smithburg to serve on the Nominating and Governance Committee following the Annual Meeting. The Nominating and Governance Committee will consider nominees recommended by stockholders of the Company. Each stockholder must comply with applicable requirements of the Company's Bylaws and the Securities Exchange Act of 1934, as amended, and the regulations thereunder with respect to the nomination of, or proposal of, nominees for election as directors of the Company. The Nominating and Governance Committee held three meetings during 2002.

              Until February 2003, the Board maintained an Independent Committee to evaluate certain transactions between the Company and JS Group and its subsidiaries. The Independent Committee consisted of Mr. Abramson (Chairman for a portion of 2002), Mr. O'Connor (Chairman for the remainder of 2002), Mr. Goldberg, Mr. Pearlman, and Mr. Reynolds. The Independent Committee met six times during 2002, and approved the terms of certain transactions between the Company and JS Group as described under "Certain Transactions—Transactions with JS Group."

              In June 2002, the Board formed a Special Committee consisting of Mr. O'Connor (Chairman), Mr. Abramson, Mr. Goldberg, and Mr. Pearlman to review and recommend appropriate actions to be taken by the Company as a result of an announced transaction pursuant to which an entity formed by Madison Dearborn Partners, L.L.C. and management of JS Group would acquire the common shares of JS Group for cash, a condition to which was the distribution to its shareholders of the Common Stock held by JS Group. The Special Committee met nine times during 2002, and recommended the adoption of a stockholder rights plan, which was approved by the Board of Directors in September 2002.

              In February 2003, the Board of Directors adopted the Second Amended and Restated Bylaws, which, among other things, provide that the members of the Board who are "independent" under the rules of NASDAQ ("Independent Directors") shall hold periodic meetings, and shall elect one director to act as the Lead Independent Director to preside at all meetings of Independent Directors. Mr. O'Connor was elected to serve as the initial Lead Independent Director, and it is anticipated that he will continue to serve as Lead Independent Director following the Annual Meeting. All of the nominees other than Mr. Moore will be considered Independent Directors.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

              The table below sets forth certain information regarding the beneficial ownership of the Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company's voting stock as of December 31, 2002. Except as noted below, the stockholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)	Percent of Common Stock
AXA 25 Avenue Matignon 75008 Paris, France	39,219,579	16.0%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	27,510,764	11.26%
FMR Corp 82 Devonshire Street Boston, Massachusetts 02109	19,256,128	7.88%
Putnam, LLC One Post Office Square Boston, Massachusetts 02109	14,005,371	5.73%

(a)
The number of shares of Common Stock beneficially owned was determined by a review of Schedules 13-G filed with the Securities and Exchange Commission, which state that (i) of the shares shown as beneficially owned by AXA, such beneficial owner had sole voting power as to 18,508,800 of such shares and shared voting power as to 7,555,976 of such shares; (ii) of the shares shown as beneficially owned by Wellington Management Company, LLP, such beneficial owner had sole voting power as to none of such shares and shared voting power as to 22,944,358 of such shares and shared dispositive power as to all of such shares; (iii) of the shares shown as beneficially owned by FMR Corp., such beneficial owner had sole voting power as to 1,583,178 of such shares; and (iv) of the shares shown as beneficially owned by Putnam, LLC, such beneficial owner had shared voting power as to 1,092,719 of such shares and shared dispositive power as to all of such shares.

Security Ownership of Management

              The table below sets forth certain information regarding the beneficial ownership of shares of Common Stock as of February 28, 2003 for (i) each of the nominees for director, (ii) each of the Named Executive Officers (as defined below) and (iii) all directors, nominees and executive officers of the Company as a group. The information regarding Mr. Curran's beneficial ownership of shares of Common Stock does not reflect any sales or purchases of Common Stock he may have made since his retirement from the Company on January 4, 2002 other than his exercise of 90,000 stock options and simultaneous sale of the underlying Common Stock on April 17, 2003.

Beneficial Owner	Amount and Nature of Beneficial Ownership(a)(b)	Percent of Common Stock(c)
Michael W. J. Smurfit	6,442,110	2.6%
Ray M. Curran	1,296,101	0.5%
Patrick J. Moore	628,820	0.3%
William N. Wandmacher	224,306	0.1%
F. Scott Macfarlane	187,449	0.1%
James P. Davis	174,415	0.1%
Leigh J. Abramson	0	*
James R. Boris	0	*
Alan E. Goldberg	3,274	*
Howard E. Kilroy	951,367	0.4%
William T. Lynch, Jr.	0	*
James J. O'Connor	14,024	*
Jerry K. Pearlman	12,468	*
Thomas A. Reynolds, III	7,274	*
William D. Smithburg	0	*
Anthony P. J. Smurfit	71,525	*
Dermot F. Smurfit	545,444	0.2%
All directors, nominees and executive officers as a group (32 persons)	11,516,919	4.7%

(a)
Shares shown as beneficially owned include shares of Common Stock that directors and executive officers have the right to acquire within 60 days after February 28, 2003 pursuant to exercisable options under the stock option plans maintained by the Company.

(b)
Shares shown include the number of shares of Common Stock held in the Savings Plan maintained by the Company as of December 31, 2002 which the executive officers have the right to vote.

(c)
Based upon a total of 244,313,939 shares of Common Stock issued and outstanding as of February 28, 2003. Percentages less than 0.1% are indicated by an asterisk.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

              Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the period from January 1, 2002 through December 31, 2002, its executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, except as follows: (i) Mr. Moore received 2,071 shares of Common Stock in a non-discretionary transaction in September 2002 as part of the distribution of Common Stock by JS Group, which was reported on an amended Form 5 filed February 27, 2003; (ii) Mr. Macfarlane's acquisitions of Common Stock in his 401(k) plan account in September and October 2002 through regular salary deferrals, Company matching contributions and 401(k) loan repayments were reported in October 2002; and (iii) Mr. James D. Duncan's April 4, 2002 transfer from the Common Stock investment option into other investment option(s) within the Company's 401(k) savings plan was reported on Mr. Duncan's year-end Form 5 for 2002.

EXECUTIVE COMPENSATION

              The following table sets forth the cash and non-cash compensation awarded to or earned by each of the executive officers of the Company named below (the "Named Executive Officers") for each of the last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options	All Other Compensation ($)(a)
Michael W. J. Smurfit(b) Chairman of the Board	2002 2001 2000	900,000 900,000 900,000	1,125,000 360,000 562,500	250,034 260,907 356,441	0 0 0	0 0 200,000	36,822 32,594 31,355
Ray M. Curran(c)(e) Former President and Chief Executive Officer	2002 2001 2000	20,385 1,312,500 1,275,000	0 530,000 1,275,000	34,752 0 0	0 0 0	0 75,000 300,000	11,342,958 18,428 17,280
Patrick J. Moore(c)(d) President and Chief Executive Officer	2002 2001 2000	1,000,000 765,000 765,000	1,100,000 765,000 765,000	8,542 5,920 3,280	1,240,250 76,500 0	200,000 50,000 200,000	15,612 12,776 12,168
William N. Wandmacher(d) Vice President and General Manager—Containerboard Mill Division	2002 2001 2000	476,229 461,812 370,002	236,887 242,209 173,790	0 7,698 7,834	9,475 9,688 0	20,000 25,000 100,000	24,302 20,819 16,873
F. Scott Macfarlane(d) Vice President and General Manager—Consumer Packaging Division	2002 2001 2000	450,000 369,450 325,417	179,550 137,489 288,120	11,185 9,322 8,176	7,182 5,500 0	20,000 25,000 0	11,549 11,235 10,078
James P. Davis(d) Vice President and General Manager—Container Division	2002 2001 2000	425,000 316,975 307,500	183,600 96,716 59,489	2,092 9,772 0	7,344 3,869 0	70,000 20,000 15,000	9,835 5,250 5,250

(a)
Amounts shown under "All Other Compensation" for 2002 include a $5,500 contribution to the Company's Savings Plan for each of the Named Executive Officers (other than Dr. Smurfit and Mr. Macfarlane) and Company-paid split-dollar term life insurance premiums for Dr. Smurfit ($35,796) and Messrs. Curran ($15,510), Moore ($10,112), Wandmacher ($18,802), Macfarlane ($7,549) and Davis ($4,335). Dr. Smurfit also had reportable (above 120% of the applicable federal long-term rate) earnings equal to $1,026 credited to his account under the Company's Deferred Compensation Capital Enhancement Plan. The amount paid to the Company's Savings Plan for Mr. Macfarlane was $4,000.

(b)
The amounts shown under "Other Annual Compensation" represent "gross up" payments for a portion of Dr. Smurfit's Federal and State income tax liability.

(c)
Mr. Curran retired from the Company as of January 4, 2002. Mr. Moore was named to succeed Mr. Curran as President and Chief Executive Officer of the Company.

(d)
Under the MIP, the Named Executive Officers (other than Dr. Smurfit and Mr. Curran) are required to defer twenty percent of their annual award into Restricted Stock Units ("RSUs"), and the Company matches twenty percent of the amount deferred in the form of premium RSUs, which vest after three years. The Named Executive Officers may elect to defer an additional twenty percent of their annual award into RSUs, with respect to which the Company would match thirty percent of the optional deferral in additional premium RSUs, which vest after three years. The amount shown under "Bonus" for each of the Named Executive Officers (other than Dr. Smurfit and Mr. Curran) for 2001 and 2002 includes the twenty percent deferral. Mr. Moore elected to defer an additional twenty percent of his annual award for 2001. The amount shown under "Bonus" for Mr. Moore in 2001 includes his additional twenty percent deferral. The amounts shown under "Restricted Stock Awards" for 2001 and 2002 represent the value of the premium RSUs. The amount under "Restricted Stock Awards" for Mr. Moore in 2002 also includes $1,196,250, the value of the 75,000 RSUs granted to Mr. Moore in connection with his promotion to President and Chief Executive Officer in January 2002. One-third of these RSUs vest each year beginning on the third anniversary of the grant date.

(e)
The amount shown under "All Other Compensation" for Mr. Curran includes a severance payment of $8,275,000 in connection with his retirement in 2002, $1,650,000 in consulting fees paid to Mr. Curran in 2002 and the cost of the premium ($1,396,948) for the annuity purchased by the Company to provide additional retirement payments to Mr. Curran.

              Option Grants in Last Fiscal Year—The following table provides information concerning stock options granted to the Named Executive Officers during 2002.

OPTION GRANTS IN 2002

					Potential Realizable Value at Annual Rates of Stock Price Appreciation For Option Term ($)(b)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year(a)
			Exercise or Base Price ($ Per Share)	Expiration Date
Name					5%	10%
Michael W. J. Smurfit	0	N/A	N/A	N/A	N/A	N/A
Ray M. Curran	0	N/A	N/A	N/A	N/A	N/A
Patrick J. Moore	200,000	8.4%	15.38	02/12/12	1,934,480	4,902,352
William N. Wandmacher	20,000	0.8%	17.03	05/10/12	214,202	542,829
F. Scott Macfarlane	20,000	0.8%	17.03	05/10/12	214,202	542,829
James P. Davis(c)	50,000 20,000	2.1% 0.8%	14.98 17.03	01/18/12 05/10/12	471,042 214,202	1,193,713 542,829

(a)
Reflects percentage of total options granted to employees in 2002 under the Incentive Plan. An additional 3,000 options were granted to each of Messrs. Goldberg, Kilroy, O'Connor, Pearlman and Reynolds in 2002.

(b)
The dollar amounts under these columns are the result of calculations at 5% and 10% rates, as set by the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

(c)
Mr. Davis received two separate awards of stock options during 2002.

              As of December 31, 2002, there were 24,888,814 shares of Common Stock reserved for issuance under all of the stock-based incentive plans of the Company, including 4,830,423 shares available for future grants.

              Option Exercises and Year-End Value Table—The following table summarizes the exercise of options and the value of options held by the Named Executive Officers as of December 31, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUE

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options At January 1, 2003 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options At January 1, 2003 ($)(a) Exercisable/Unexercisable
Michael W. J. Smurfit	0	0	1,109,333/366,667	$5,531,166/228,200
Ray M. Curran	90,000	634,437	1,285,000/ 0	2,761,560/ 0
Patrick J. Moore	0	0	554,166/545,834	1,469,386/546,152
William N. Wandmacher	0	0	218,750/151,250	744,233/200,475
F. Scott Macfarlane	18,000	130,865	175,750/ 76,250	532,125/114,900
James P. Davis	0	0	156,250/133,750	368,838/144,645

(a)
The closing market value of the Common Stock on December 31, 2002 was $15.391 per share. On that date, the exercise prices for outstanding options held by the Named Executive Officers ranged from $10.00 to $17.625.

EQUITY COMPENSATION PLAN INFORMATION

              The table below shows information with respect to all of our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($ per share)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to be Issued as Reflected in Column at Left)(#)
Jefferson Smurfit Corporation 1992 Stock Option Plan	5,132,576	11.42	0
Smurfit-Stone Container Corporation 1998 Long Term Incentive Plan*	11,363,340	14.31	4,830,423
Stone Container 1993 Stock Option Plan (Non Qualified)	83,154	18.18	0
Stone Container 1993 Stock Option Plan (Incentive Stock Options)	127,215	13.51	0
Stone Container 1995 Long Term Incentive Plan	3,352,106	13.94	0

*Under the MIP, certain participating management employees have the option to defer a portion of their earned incentive award into RSUs, which would be converted into shares of Common Stock after three years. The Named Executive Officers (other than Dr. Smurfit and Mr. Curran) are required to defer at least twenty percent of their earned incentive award into RSUs. The Company matches a portion of the deferred amount with premium RSUs, which vest after three years. Of the total identified in the table, 67,616 are unvested premium RSUs. Shares issued upon conversion of the RSUs and premium RSUs are issued under the Incentive Plan.

Pension Plans

              The Company and its subsidiaries maintain a non-contributory pension plan for salaried employees (the "Pension Plan") and a non-contributory supplemental income pension plan (the "SIP") for certain key executive officers, under which benefits are determined by final average earnings and years of credited service and are offset by a certain portion of social security benefits. For purposes of the Pension Plan, final average earnings equals the participant's average earnings for the five consecutive highest-paid calendar years of the participant's last 10 years of service, including overtime and certain bonuses, but excluding bonus payments under the MIP, deferred or acquisition bonuses, fringe benefits and certain other compensation. For purposes of the SIP, final average earnings equals the participant's average earnings, including bonuses under the MIP, for the five consecutive highest-paid calendar years of the participant's last 10 years of service. The SIP recognizes all years of credited service.

              The pension benefits for the Named Executive Officers can be calculated pursuant to the following table, which shows the total estimated single life annuity payments (prior to adjustment for Social Security) that would be payable to the Named Executive Officers participating in the Pension Plan and the SIP after various years of service at selected compensation levels. Payments under the SIP are an unsecured liability of the Company.

Remuneration
Final Average Earnings	5 Years	10 Years	15 Years	20 Years	Each Year in Excess of 20 Years
$200,000	$25,000	$50,000	$75,000	$100,000	*
400,000	50,000	100,000	150,000	200,000	*
600,000	75,000	150,000	225,000	300,000	*
800,000	100,000	200,000	300,000	400,000	*
1,000,000	125,000	250,000	375,000	500,000	*
1,200,000	150,000	300,000	450,000	600,000	*
1,400,000	175,000	350,000	525,000	700,000	*
1,600,000	200,000	400,000	600,000	800,000	*
1,800,000	225,000	450,000	675,000	900,000	*
2,000,000	250,000	500,000	750,000	1,000,000	*

              * An additional 1% of earnings is accrued for each year in excess of 20 years.

              Dr. Smurfit and Messrs. Moore, Wandmacher, Macfarlane and Davis participate in the SIP and have 47, 16, 37, 32 and 25 years of credited service, respectively. Current average annual earnings as of December 31, 2002 for each of the Named Executive Officers was as follows: Dr. Smurfit ($1,422,377); Mr. Moore ($1,337,856); Mr. Wandmacher ($575,174); Mr. Macfarlane ($505,046) and Mr. Davis ($446,148). Mr. Curran is not a participant in the SIP. Mr. Curran has 21 years of credited service under the Pension Plan, which includes 18 years of service with JS Group. The net pension benefit payable to Mr. Curran under the benefit calculation is reduced by the amount of the pension benefit payable by JS Group under the JS Group pension plan. The Company purchased an annuity to provide additional retirement payments to Mr. Curran. Mr. Macfarlane has announced his intention to retire from the Company effective December 31, 2003. Pursuant to a separate agreement with Mr. Macfarlane, upon his retirement Mr. Macfarlane will receive an additional payment of $82,089 per year for his lifetime in addition to the pension payments described above. This amount would be reduced if he elects a joint survivor payment option. The Company's maximum obligation for this additional payment will be $1,104,000, regardless of the payment option selected.

EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS

              The Company has entered into agreements (the "Employment Agreements") with Messrs. Moore, Davis, Macfarlane and Wandmacher, Mr. Charles A. Hinrichs and other senior executives, and had an employment agreement with Mr. Curran until his retirement on January 4, 2002. The Employment Agreements require the executives to devote substantially all of their business time to the Company's operations through the term of each executive's respective Employment Agreement, unless sooner terminated by either party in accordance with the provisions of such Employment Agreement.

              The Employment Agreements provide that the executives shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its senior executive officers, including the MIP and the Incentive Plan.

              The Employment Agreements provide that if the Company terminates the executive's employment "without cause" or the executive terminates his employment with "good reason", the Company will: (i) pay the executive the full amount of base salary and annual bonus that the Company would have paid under the Employment Agreement had the executive's employment continued to the end of the employment term; (ii) continue the executive's coverage under the Company's medical, dental, life, disability, pension, profit sharing and other executive benefit plans through the end of the employment term; (iii) provide the executive with certain perquisites until the end of the employment term, provided that these Company-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during a period of 36 months for Messrs. Moore, Davis and Macfarlane and 24 months for Messrs. Hinrichs and Wandmacher following each executive's employment termination (the "Post Termination Period"); (iv) continue to count the period through the end of the employment term for purposes of determining the executive's age and service with the Company with respect to (A) eligibility, vesting and the amount of benefits under the Company's executive benefit plans, and (B) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards; and (v) provide outplacement services.

              The Employment Agreements also provide that if, within 24 months following a "change of control" of the Company, the Company terminates the executive's employment "without cause" or the executive terminates his employment with "good reason", the Company will: (i) pay the executive a multiple of three times for Messrs. Moore, Davis and Macfarlane and two times for Messrs. Hinrichs and Wandmacher of the executive's base salary, as in effect on the date of his termination; (ii) a multiple of three times for Messrs. Moore, Davis and Macfarlane and two times for Messrs. Hinrichs and Wandmacher of the highest of (A) the average annual bonus paid for a prescribed period immediately preceding the executive's employment termination, (B) the target bonus for the fiscal year in which such termination of employment occurs, or (C) the actual bonus attained for the fiscal year in which such termination occurs; (iii) continue the executive's coverage under the Company's medical, dental, life, disability, and other executive benefit plans for the Post Termination Period; (iv) pay the value of continued coverage during the Post Termination Period under any pension, profit sharing or other retirement plan maintained by the Company; (v) continue to provide the executive with certain perquisites, provided that these Company-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during the Post Termination Period; (vi) immediately vest all stock options, restricted stock and other equity-based awards; and (vii) pay for certain outplacement services to the executive. The Company generally must make the payments described above within 10 days of the executive's employment termination. Furthermore, the Employment Agreement of Mr. Moore provides that if the payments and benefits described above would be "excess parachute payments" as defined in Code Section 280G, with the effect that the executive is liable for the payment of an excise tax, then the Company will pay the executive an additional amount to "gross up" the executive for such excise tax.

              The Employment Agreements also forbid the executives from: (i) disclosing the Company's confidential information, inventions or developments; (ii) diverting any business opportunities or prospects from the Company; and (iii) during their employment and for a period of up to two years following termination of their employment, competing with any business conducted by the Company or any of its affiliates, or soliciting any employees, customers or suppliers of the Company within the United States.

              In general, each of the following transactions is considered a change in control under the Employment Agreements: (a) a third party's acquisition of 20% or more of the Common Stock; (b) an unapproved change in the majority of the Board of Directors; (c) completing certain reorganization, merger or consolidation transactions or a sale of all or substantially all of the Company's assets, or (d) the complete liquidation or dissolution of the Company.

              Several other executives (but none of the Named Executive Officers) are parties to Employment Security Agreements (collectively, the "Severance Agreements") with the Company. Among other things, the Severance Agreements provide for a lump sum payment based on a specified multiple of salary and bonus plus the payment of certain fringe benefits under certain circumstances within two years after a "change of control" (as such term is defined in the Severance Agreements).

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

              Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

              The Compensation Committee consists of three members of the Company's Board of Directors who are not employees of the Company and who have no interlocking relationships requiring disclosure. This committee oversees the administration of executive compensation programs and determines the compensation of certain executive officers, including the Chairman, Chief Executive Officer and Chief Financial Officer.

              The goals of the Company's executive compensation program are: to attract, retain and motivate qualified executives with outstanding abilities; to tie a significant portion of the overall compensation of executive officers to the Company's profitability; and to seek to enhance the Company's profitability by aligning the interests of executive officers with those of the Company's stockholders.

              In 2002, in connection with his promotion to President and Chief Executive Officer, the committee increased Mr. Moore's base salary to $1,000,000, and granted him an additional 200,000 stock options and 75,000 restricted stock units. In determining Mr. Moore's compensation and equity awards, the committee relied on a survey of total compensation packages of chief executive officers of companies of roughly equivalent size and complexity, and established Mr. Moore's total compensation near the middle of the survey range. At the same time, in connection with his promotion to Vice President and Chief Financial Officer, the base salary of Charles A. Hinrichs was increased to $335,000, and in connection with his promotion to Vice President and General Manager of the Container Division, the base salary of James P. Davis was increased to $425,000. Mr. Hinrichs and Mr. Davis were also granted an award of an additional 50,000 stock options in connection with their promotions.

              In determining base salaries for the senior executives, the committee relies upon national and local salary surveys and analyses of total compensation paid to executives with comparable qualifications, experience and responsibilities at similar companies. The base salary of the Chairman has remained unchanged since 1999.

              The Company's executive officers, as well as other key employees of the Company, participate in the MIP, with awards based upon the attainment of pre-established individual goals, as well as profit targets for the Company and the progress of the Company in achieving its strategic initiatives. In determining the MIP awards for 2002, the committee took into consideration the Company's performance in generating earnings and substantial cash flow and debt reduction during a sustained poor operating environment, completion of the significant strategic acquisition of the Stevenson, Alabama mill and related assets, the divestiture of the industrial packaging assets, cost take-out initiatives and reduction of corporate expenses, and refinancing transactions achieved in 2002. Based on these factors and numerous other accomplishments during the year, the committee established MIP awards for 2002 of 125% of salary for Dr. Smurfit, 110% of salary for Mr. Moore and 60% of salary for Mr. Hinrichs.

              From time to time the committee and the Board of Directors consider the desirability of granting equity awards to executive officers under the Incentive Plan. In determining the amount and nature of awards to executive officers under the Incentive Plan, the committee takes into account the respective scope of accountability, strategic and operational goals, and anticipated performance requirements and contributions of each executive officer. In May 2002, each of Messrs. Davis, Hinrichs, Macfarlane and Wandmacher was granted 20,000 stock options.

              The committee previously determined that it was in the Company's best interest to enter into employment agreements with the executive officers who serve on the Executive Committee, including Messrs. Moore, Macfarlane and Wandmacher, in order to adequately compensate these executives and incent them to remain employed with the Company. The Committee approved similar agreements for Mr. Hinrichs and Mr. Davis in 2002 following their promotions and appointment to the Executive Committee. The terms of such agreements are set forth above under "Employment Agreements and Severance Agreements".

              Section 162(m) of the Internal Revenue Code of 1986 generally limits the Company's federal tax deductibility to $1 million for compensation (other than performance-based compensation) paid in any year to the Company's Chief Executive Officer and each of its four other highest paid executive officers. The committee will generally seek to qualify compensation paid to its executive officers for deductibility under Section 162(m). The committee will, however, retain the flexibility to authorize payments of compensation that may not qualify for deductibility if, in the committee's judgment, it is in the Company's interest to do so.

              Submitted by the Compensation Committee of the Company's Board of Directors.

    Compensation Committee
    Alan E. Goldberg
    Jerry K. Pearlman
    Thomas A. Reynolds, III

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

              No member of the Compensation Committee of the Board currently is or was during the year ended December 31, 2002 an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors, during the year-ended December 31, 2002. Thomas A. Reynolds, III, a member of the Compensation Committee of the Company's Board of Directors, is a member of the Executive Committee of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to the Company and its subsidiaries.

STOCK PERFORMANCE GRAPH

              The graph below compares the cumulative total stockholder return on an investment in the Common Stock, the S&P 500 Index, an index of the peer group of paper companies used in the Company's Proxy Statement dated April 4, 2002, (the "2002 Peer Group"), and an index of a peer group of paper companies (the "2003 Peer Group") for the five-year period ended December 31, 2002. The 2003 Peer Group is comprised of the following 10 medium- to large-sized companies whose primary business is the manufacture and sale of paper products and packaging: Caraustar Industries, Inc., Georgia Pacific Corporation, Graphic Packaging Corp., International Paper Company, MeadWestvaco Corporation, Norampac Inc., Packaging Corporation of America, Rock-Tenn Company, Temple-Inland Inc. and Weyerhaeuser Company. The 2003 Peer Group does not include the following companies that were part of the 2002 Peer Group: Gaylord Container Corporation (subsequently acquired by Temple-Inland Inc.), Sonoco Products Company (in light of our Company's sale of its industrial packaging group in September 2002, the Company believes its product lines are no longer aligned with those of Sonoco), and Willamette Industries, Inc. (subsequently acquired by Weyerhaeuser Company). Graphic Packaging Corp., Norampac Inc., and Packaging Corporation of America are the three companies included in the 2003 Peer Group that were not part of the 2002 Peer Group. The revisions to the peer group in 2003 were desirable, in the Company's view, in order to keep the peer group list representative of the Company's lines of business. The graph assumes the value of an investment in the Common Stock and each index was $100.00 at December 31, 1997 and that all dividends were reinvested.

Cumulative Total Return
(from December 31, 1997 to December 31, 2002)

Company Name/Index	Base Period Dec. 31 1997	Dec. 31 1998	Dec. 31 1999	Dec. 31 2000	Dec. 31 2001	Dec. 31 2002
SMURFIT-STONE CONTAINER CORP	100	111.95	173.45	105.75	113.06	108.96
S&P 500 INDEX	100	128.58	155.63	141.46	124.65	97.10
2003 PEER GROUP	100	104.55	142.70	104.19	107.22	92.66
2002 PEER GROUP	100	106.24	143.30	107.99	112.74	96.54

CERTAIN TRANSACTIONS

Transactions with JS Group

              Until September 2002, JS Group was the Company's largest stockholder, and Michael W. J. Smurfit, Anthony P. J. Smurfit, Dermot F. Smurfit, and Howard E. Kilroy were directors of both the Company and JS Group. Michael W. J. Smurfit and Anthony P. J. Smurfit have continued to serve as directors of both the Company and the parent corporation of JS Group since September 2002.

              Net sales of the Company to JS Group, its subsidiaries and its affiliates were $55 million for the year ended December 31, 2002. Net sales of JS Group, its subsidiaries and its affiliates to the Company were $15 million for the year ended December 31, 2002. Product sales to and purchases from JS Group, its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties.

              The Company provided certain subsidiaries and affiliates of JS Group with general management and elective management services under separate management services agreements. The elective services provided include, but are not limited to, management information services, legal, accounting, tax and internal auditing services, financial management and treasury services, manufacturing and engineering services, research and development services, employee benefit plan and management services, purchasing services, transportation services and marketing services. In consideration of general management and elective management services during 2002, the Company received approximately $1 million from JS Group. In addition, the Company paid JS Group and its affiliates approximately $1 million in 2002 for certain other services. It is anticipated that all such services will be discontinued by the end of 2003.

              In March 2002, the Company engaged in a transaction whereby Smurfit Packaging Corporation ("SPC"), an indirect subsidiary of JS Group, paid to the Company $700,000 and delivered to the Company 36,800,000 shares of Common Stock owned by SPC and received in exchange 36,800,000 newly issued shares of Common Stock. The transaction had no effect on SPC's beneficial ownership of Common Stock or the number of shares of Common Stock outstanding, and was part of JS Group's restructuring of its businesses and assets located in the United States. The transaction was reviewed by the Independent Committee of the Board and unanimously recommended to and approved by the Board.

              On September 3, 2002, JS Group completed the distribution to its stockholders of all of its shares of Common Stock, which represented approximately 29.3% of the outstanding Common Stock. These shares included the 36,800,000 shares owned by SPC and referred to in the paragraph above. The distribution was a condition to the consummation of a cash offer by an affiliate of Madison Dearborn Partners, L.L.C. for the purchase of all the outstanding shares of capital stock of JS Group. In connection with the distribution, the Company filed a registration statement with the SEC to register the shares of Common Stock to be distributed by JS Group to its shareholders. The Company was obligated to register the shares pursuant to a Registration Rights Agreement entered into in May 1998 with JS Group. The Company incurred approximately $350,000 in costs in connection with the filing of the registration statement.

              In March 2003, the Company and JS Group completed two transactions in which the Company exchanged the Company's European packaging operations for JS Group's 50% ownership in Smurfit-MBI, a Canadian packaging business, and a payment from JS Group of approximately $190 million. The Company now owns 100% of Smurfit-MBI. The transactions were reviewed and approved by the Independent Committee of the Board, based upon a fairness opinion received from the financial advisor engaged by the Independent Committee to assist the committee in its review of the transactions.

Other Transactions

              Thomas A. Reynolds, III, a member of the Company's Board of Directors, is a member of the Executive Committee of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to the Company and its subsidiaries.

              Leigh J. Abramson, a member of the Company's Board of Directors, is a Managing Director of Morgan Stanley & Co. Incorporated, which has provided, and continues to provide, various financial services to the Company, including investment banking, investment management, financial advisory and commodity hedging. Payments made to Morgan Stanley & Co. Incorporated, representing fees earned for financial services, were approximately $4 million in 2002.

PROPOSAL 2—RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

              Ernst & Young LLP, independent auditors of the Company since July 1982, have been appointed by the Audit Committee of the Board of Directors of the Company as independent auditors for the Company for the fiscal year ending December 31, 2003. This selection is being presented to the stockholders for ratification. The Board of Directors of the Company recommends a vote FOR ratification. The persons named on the enclosed proxy card intend to vote the proxies solicited hereby FOR ratification unless specifically directed otherwise on such proxy card. During 2002, the Company paid Ernst & Young the following fees:

Audit Fees and Expenses	$1,620,000
Audit Related Fees and Expenses	$1,078,600
Tax Related Fees and Expenses	$1,165,000
All Other Fees and Expenses	$0

Total	$3,863,600

              Audit related fees include services for filings of registration statements with the Securities and Exchange Commission, comfort letters for underwriters, international statutory audits, audits of employee benefit plans, and audits of disposed businesses. Tax related fees include services for federal, state and foreign tax compliance and tax research assistance.

              The Audit Committee of the Board of Directors considered the effect of Ernst & Young's non-audit services in assessing the independence of such auditors.

              Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE

              Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

              The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process, including the systems of internal controls and the preparation of the financial statements. In fulfilling its oversight responsibilities, the committee reviewed with management the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2002, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the committee directed the Company's Chief Executive Officer and Chief Financial Officer to charter a Disclosure Committee to review, assess and ensure the accuracy of the Company's filings and communications to security holders and the investment community as a whole.

              The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and the Sarbanes-Oxley Act, and considered the compatibility of non-audit services with the auditors' independence.

              The committee discussed with the Company's internal and independent auditors the overall scope and plans for the respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The committee held seven meetings during 2002.

              In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. The committee also appointed, subject to stockholder approval, the Company's independent auditors.

              In February 2003, the Audit Committee and the Board of Directors unanimously approved the revised Audit Committee Charter (attached as Appendix I) and the Code of Ethics for Senior Financial Officers, which is applicable to the Company's Chief Executive Officer, Chief Financial Officer and Corporate Controller (attached as Appendix II).

              Submitted by the Audit Committee of the Company's Board of Directors.

      Audit Committee
      Jerry K. Pearlman
      Howard E. Kilroy
      James J. O'Connor

OTHER MATTERS

              Management does not know of any other business that may be considered at the Annual Meeting. However, if any matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

              The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by electronic mail, personal interview, telephone, telegram and telefax by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

              Stockholder proposals submitted for inclusion in the proxy statement for the 2004 Annual Meeting of Stockholders must be received at the corporate offices of the Company, addressed to the attention of Mr. Craig A. Hunt, Secretary, Smurfit-Stone Container Corporation, 150 N. Michigan Avenue, Chicago, Illinois 60601-7568 no later than December 4, 2003. The Company's Bylaws provide that no business may be brought before an annual meeting unless specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors, or otherwise brought by a stockholder who has delivered notice to the Company (containing certain information specified in the Bylaws) not less than 60 or more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders. A copy of the full text of these Bylaw provisions may be obtained by writing to the Secretary at the address indicated above.

By Order of the Board of Directors

CRAIG A. HUNT Secretary

April 4, 2003

Appendix I—Revised Audit Committee Charter
Appendix II—Code of Ethics for Senior Financial Officers

Appendix I

SMURFIT-STONE CONTAINER CORPORATION
AUDIT COMMITTEE CHARTER
(Revised February 20, 2003)

ORGANIZATION

The Audit Committee of the Board of Directors shall consist of at least three directors who are independent of management of the Corporation and are financially literate. The members of the Audit Committee shall meet the independence and experience requirements of the Securities and Exchange Commission and the securities exchange on which the Corporation's common stock is traded. At least one member of the Audit Committee shall be a financial expert as defined by the Securities and Exchange Commission. Audit Committee members and the committee chairman shall be designated annually by the full Board of Directors on the recommendation of the Nominating and Governance Committee.

STATEMENT OF POLICY

The Audit Committee shall assist the Board of Directors in fulfilling its oversight responsibility by reviewing: (i) the financial information which will be provided to shareholders and others; (ii) the quality and integrity of the financial reports of the Corporation; (iii) the systems of internal controls; (iv) the audit process; and, (v) the legal compliance and code of conduct programs as established by management and the Board. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Corporation.

RESPONSIBILITIES

In carrying out its responsibilities, the Audit Committee's policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board of Directors and shareholders that the accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee will perform the following functions/tasks:

Financial Reporting

Perform a timely review of financial statements, as well as earnings press releases, earnings guidance and other financial information provided to shareholders, rating agencies or the public.

Confirm that financial management and the independent auditor perform a timely analysis of significant reporting issues and practices and report key issues to the committee.

Inquire of management, the internal audit director, and the independent auditor about significant risks or exposures, assess the steps management has taken to minimize such risk to the Corporation, and evaluate the need for disclosure thereof.

Discuss with financial management and the independent auditor their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial reporting practices used or proposed to be used.

Internal Controls

Review with the independent auditor and the internal audit director the adequacy of the Corporation's internal controls (including information systems and security) and related significant findings and recommendations of the independent auditor and internal audit, together with management's responses.

Review management's assertion on its assessment of the effectiveness of internal controls as of the end of each fiscal year and the independent auditor's report on management's assertion.

Audit Process

Appointment of auditors

Exercise the sole authority to appoint or replace the independent auditor (subject to stockholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. The Audit Committee may delegate this authority to its chairman.

Review and advise concerning management's appointment, termination, or replacement of the internal audit director.

Independence and qualification of auditors

Confirm and assure the independence of the internal auditor and the independent auditor, including a review of other services and related fees provided by the independent auditor. The Committee shall discuss with the independent auditor their independence from management and the Corporation and the matters included in the written disclosures required by the Independence Standards Board.

Monitor hiring practices relating to employees or former employees of the independent auditor to ensure compliance with Securities and Exchange Commission regulations and stock exchange listing standards.

Review with management and the internal audit director, annually, the internal audit department's staffing and significant objectives.

Review of audit plans

In consultation with the independent auditor and the internal audit director, review the audit scope and plan of the internal audit department and the independent auditor.

Review with the internal audit director and the independent auditor the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources, including explanations for any deviations from the original plans.

Interim financial statement review

The Committee shall review the interim financial statements and management's discussion and analysis of financial condition and results of operations with management and the independent auditors prior to the public disclosure of results for each quarterly period. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

Review of audit results

Review with management and the independent auditor at the completion of the annual audit the following:

  •
  Annual report of the Corporation, including the financial statements, related footnotes, and management's discussion and analysis of financial condition and results of operations.

  •
  Results of the audit of the financial statements and the related report thereon, including all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting procedures that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

  •
  Significant changes in the audit plan and any serious disputes or difficulties with management encountered during the audit.

  •
  Other communications as required by generally accepted auditing standards.

  •
  Disclosures made by the Corporation's CEO and CFO during their certification process for the Form 10-K and 10-Q regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation's internal controls.

Compliance Oversight Responsibilities

  •
  Review disclosures made by the senior financial officers of the Corporation under the Code of Ethics applicable to such officers.

  •
  Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

  •
  Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation's financial statements or accounting policies.

  •
  Discuss with the Corporation's General Counsel legal matters that may have a material impact on the financial statements or the Corporation's compliance policies.

GENERAL

Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and the results of the annual review of these areas conducted by internal audit.

Review legal and regulatory matters that may have a material impact on the financial statements, related corporate compliance policies and programs, and reports received from regulators.

At least semi-annually, meet with the internal audit director, the independent auditor, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

At least annually, obtain and review a report by the independent auditor describing the firm's internal quality controls, and any material issues raised by the most recent internal quality review.

Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate. At the Chairman's option, the independent auditors should be made available to meet with the Board of Directors annually or when otherwise appropriate.

Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

Annually review and update the Committee's charter as necessary.

The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities with full access to all books, records, facilities, and personnel of the Corporation and the power to retain outside counsel or other experts for this purpose.

The Committee will perform such other functions as assigned by law, the Corporation's bylaws, or the Board of Directors.

Appendix II

SMURFIT-STONE CONTAINER CORPORATION
CODE OF ETHICS FOR
SENIOR FINANCIAL OFFICERS

Smurfit-Stone Container Corporation (the "Company") has an Employee Code of Conduct applicable to all employees of the Company. The Chief Executive Officer, Chief Financial Officer and Corporate Controller of the Company (the "Senior Financial Officers") are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. Because of the important and elevated role in our corporate governance system held by the Senior Financial Officers, they are subject to the following additional policies set forth in this Code of Ethics:

        1.    The Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that encourage and reward professional integrity in all aspects of our financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from our financial organization or our Company. The Senior Financial Officers will demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout our finance organization.

        2.    The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of each Senior Financial Officer promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in the Disclosure Committee Charter and the Company's policies and procedures regarding financial reporting and disclosure.

        3.    Each Senior Financial Officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

        4.    Each Senior Financial Officer shall promptly bring to the attention of the General Counsel and to the Audit Committee any information he or she may have concerning any violation of the Company's Employee Code of Conduct or of this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

        5.    Each Senior Financial Officer shall promptly bring to the attention of the General Counsel and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

        6.    The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Employee Code of Conduct or of this Code of Ethics by the Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Employee Code of Conduct and this Code of Ethics, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

II-1

SMURFIT-STONE CONTAINER CORPORATION

Annual Meeting, May 8, 2003

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned stockholder of Smurfit-Stone Container Corporation, a Delaware corporation, appoints CHARLES A. HINRICHS and CRAIG A. HUNT, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Chicago, Illinois, on May 8, 2003 at 1:00 p.m. (Central Time) and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, as indicated on the reverse hereof.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

/\ FOLD AND DETACH HERE /\

You can now access your Smurfit-Stone Container Corporation account online.

Access your Smurfit-Stone Container Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Smurfit-Stone Container Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS—Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

 The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

• SSN or Investor ID
• PIN
• Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.
You are now ready to log in. To access your account please enter your:

• SSN or Investor ID
• PIN
• Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.
You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History
• Book-Entry Information
• Issue Certificate
• Payment History
• Address Change
• Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

This proxy will be voted "FOR" Items 1 and 2 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of management. Please date, sign and mail this proxy in the enclosed envelope. No postage is required.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
	FOR all nominees	WITHHOLD AUTHORITY to vote for all nominees		FOR	AGAINST	ABSTAIN
1. Election of Directors:	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for 2003.	☐	☐	☐
Nominees: 01 James R. Boris 03 William T. Lynch, Jr. 05 James J. O'Connor 07 Thomas A. Reynolds,III	02 Alan E. Goldberg 04 Patrick J. Moore 06 Jerry K. Pearlman 08 William D. Smithburg
INSTRUCTION. To withhold authority to vote for any individual nominee, write that nominee's name on the line below.						WILL ATTEND
I PLAN TO ATTEND THE MEETING ☐
(YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY UNLESS YOU VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET)

Signature ________________________ Signature ________________________ Date ____________

Please sign name or names exactly as appearing on this proxy. If signing as a representative, please indicate capacity.

/\ FOLD AND DETACH HERE /\

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/sscc		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR
		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at
www.smurfit-stone.com/docs/proxy.pdf
‹http://www.smurfit-stone.com/docs/proxy.pdf› and
www.smurfit-stone.com/docs/2002annualreport.pdf
‹http://www.smurfit-stone.com/docs/2002annualreport.pdf›

SMURFIT-STONE CONTAINER CORPORATION
VOTING INSTRUCTION CARD

Annual Meeting, May 8, 2003

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned Participant in the Smurfit-Stone Container Corporation Savings Plan, the Jefferson Smurfit Corporation Hourly Savings Plan, the Smurfit Packaging Corporation Savings Plan, the St. Laurent Paperboard Hourly Savings Plan or the Smurfit-Stone Container Corporation Hourly Savings Plan directs the Trustee to vote all shares of Smurfit-Stone Container Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Chicago, Illinois, on May 8, 2003 at 1:00 p.m. (Central Time.) and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, as indicated on the reverse hereof. The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other matters as may properly come before the meeting and at any adjournment or postponement thereof.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

/\ FOLD AND DETACH HERE /\

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.
Call toll-free 1-800-435-6710 using a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.
Vote via the Internet. The Web address is http://www.eproxy.com/sscc

or

3.
Mark, sign and date your Voting Instruction Card and return it promptly in the enclosed envelope.

This proxy will be voted "FOR" Items 1 and 2 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of management. Please date, sign and mail this proxy in the enclosed envelope. No postage is required.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
	FOR all nominees	WITHHOLD AUTHORITY to vote for all nominees		FOR	AGAINST	ABSTAIN
1. Election of Directors:	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for 2003.	☐	☐	☐
Nominees: 01 James R. Boris 03 William T. Lynch, Jr. 05 James J. O'Connor 07 Thomas A. Reynolds,III	02 Alan E. Goldberg 04 Patrick J. Moore 06 Jerry K. Pearlman 08 William D. Smithburg
			By checking the box to the right, I consent to future access to the Annual Reports, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs imposed by my own Internet Service provider for electronic access, such as usage and telephone charges, will be my responsibility. Please disregard if you have previously provided your consent decision. This consent does not apply with respect to shares held by employees in savings plans maintained by the Company.			☐
INSTRUCTION. To withhold authority to vote for any individual nominee, write that nominee's name on the line below.						WILL ATTEND
I PLAN TO ATTEND THE MEETING ☐
(YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY UNLESS YOU VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET)

Signature ________________________ Signature ________________________ Date ____________

Please sign name or names exactly as appearing on this proxy. If signing as a representative, please indicate capacity.

/\ FOLD AND DETACH HERE /\

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/sscc		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR
		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at
www.smurfit-stone.com/docs/proxy.pdf
‹http://www.smurfit-stone.com/docs/proxy.pdf› and
www.smurfit-stone.com/docs/2002annualreport.pdf
‹http://www.smurfit-stone.com/docs/2002annualreport.pdf›

QuickLinks

SMURFIT-STONE CONTAINER CORPORATION
FOR 2003 ANNUAL MEETING OF STOCKHOLDERS
Current Directors Nominated for Re-Election
Nominees For Election Not Currently Serving as Directors
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2002
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE
EQUITY COMPENSATION PLAN INFORMATION
SMURFIT-STONE CONTAINER CORPORATION AUDIT COMMITTEE CHARTER (Revised February 20, 2003)
SMURFIT-STONE CONTAINER CORPORATION CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS